Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 11th day of February 2014 (the "Effective Date"), by and among Ormat Technologies, Inc., a Delaware corporation with offices at 6225 Neil Road, Reno, Nevada (the "Company"); Ormat Systems Ltd., an Israeli company and a wholly owned subsidiary of the Company with offices at Szydlowki Road Yavne, Israel (the "Subsidiary"); and Isaac Angel, ID Number 012735478, residing at 2A Zahal Street, Tel Aviv, Israel (the "Executive").

WHEREAS, the Company, whose shares are traded on the New York Stock Exchange ("NYSE"), is engaged, directly and indirectly, in geothermal and recovered energy generation;

WHEREAS, the Company and the Subsidiary desire to employ the Executive, and the Executive desires to serve, as Chief Executive Officer ("CEO") as described herein, on the terms and conditions hereinafter set forth;

WHEREAS, the Executive has declared that he has all of the necessary qualifications, knowledge and experience to successfully perform his duties as described hereunder; and

WHEREAS, the Board of Directors of the Company (the "Board") has approved the engagement contemplated hereunder and the Compensation Committee of the Board has approved this Agreement;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a)	The Executive’s employment shall commence on April 1, 2014 (the “Commencement Date”).

(b)

The Executive shall be employed on a full time basis in the position of CEO of the Company and the Subsidiary and, for as long as requested by the Board, also serve as CEO of OIL (as defined below), and perform such other services ancillary to his role as CEO, including those that may be required under the Services Agreement between OIL and the Subsidiary, dated July 15, 2004, a copy of which was made available to Executive. Notwithstanding the foregoing, the Executive shall assume the title of CEO as aforesaid only as of July 1, 2014 and, between the Commencement Date and July 1, 2014, shall serve in an officer capacity only.

(c)

During Executive’s employment hereunder, Executive shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by the Board and as otherwise required by applicable law.

(d)

The Executive undertakes to devote full time, attention, skill, and effort to the performance of his duties hereunder and undertakes not to engage as an employee or consultant, in any business, commercial or professional activities, during his employment, without the prior written consent of the Board. However, the foregoing shall not restrict the Executive from (a) serving as a director as set forth in Schedule 1(d) hereto and/or (b) expending his personal time to manage his own investments so long as: (i) such activities are consistent with, and do not interfere with the performance of, his duties and responsibilities hereunder; and (ii) the Executive discloses to the Board of Directors any activity that may result in a conflict of interest with his duties.

(e)	For the avoidance of any doubt, nothing contained herein shall derogate from the Executive’s undertakings as specified in the IP Undertaking (as defined below).

(f)	Executive acknowledges and agrees that, as part of his duties hereunder, he is required to perform frequent business travel.

2.	Special Agreement

It is agreed between the parties that this Agreement is a personal agreement, and that the position the Executive is to hold hereunder is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law, 1951, as amended. Thus, the Executive may be required from time to time and according to the work load demanded of him, to work beyond the regular working hours and the Executive shall not be entitled to any further compensation other than as specified in this Agreement and the Appendixes hereto.

3.	Representations and Undertakings

3.1	The Executive represents and undertakes the following:

(a)	There are no other undertakings or agreements preventing him from committing himself in accordance with this Agreement and performing his obligations hereunder.

(b)

Executive shall inform the Board or the Company's Secretary, immediately upon becoming aware, of every matter in which he or his Immediate Family has a personal interest and which might give rise to a conflict of interest with his duties under the terms of his employment. Immediate Family shall include the spouse, children and any other relative living with the Executive in the same household

(c)

In carrying out his duties under this Agreement, the Executive may commit on behalf of the Group only to the extent permitted and consistent with the duties and responsibilities assigned to him by the Board.

(d)	Executive shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment.

(e)

Executive undertakes to use the Company Equipment (as defined below) and facilities principally for the purpose of his employment. The Executive acknowledges that the Company's electronic information systems and internet (the “Systems”) are intended to be used for business purposes only, although the  Company does not prohibit the Executive from reasonable private use of the email box made available by the Company to the Executive. To that end, Executive acknowledges that his email account in the Systems shall be considered a work account, and not a mixed use or personal account, which may be subject to inspection if determined to be necessary by the Board.

(f)

In any event of the termination of his employment, the Executive shall cooperate with the Company and use his best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities.

(g)	Executive shall comply with the Company's guidelines and policies, including the Company's Code of Business Conduct and Ethics, as established by the Board from time to time.

3.2	The Company and the Subsidiary represent and undertake the following:

(a)	The Company and the Subsidiary have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement. Other than with respect to the matters set forth in clause (b) below, prior to Commencement Date, the Company will perform all the necessary acts required under any applicable law, regulation (including stock exchange regulations or binding guidelines), material contract, or any of its charter documents, to fully execute this Agreement.

(b)

The Company undertakes to convene, as soon as practicable, and in any event, no later than May 31, 2014, an annual or special general meeting of its shareholders (the "GM") to approve an amendment to its 2012 Incentive Compensation Plan, including Annex A thereto (as amended, the "Incentive Compensation Plan") to allow the Second Option Grant (as defined in Appendix A hereto) pursuant to the Incentive Compensation Plan (the "Shareholder Approval").

4.	Compensation

4.1	In consideration for the performance of his duties, the Executive shall be entitled to the compensation set forth in Appendix A attached hereto.

4.2

It is hereby agreed that Executive is employed partly by the Company and partly by the Subsidiary. To that end, the parties further agree to the allocation mechanism set forth in Schedule 4.2 hereto, as may be modified from time to time.

5.	Non Disclosure, Unfair Competition and Ownership of Inventions

Simultaneously with the signing of this Agreement, the Executive is executing the Non-Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and any affiliates thereof, attached hereto as Appendix B (the "IP Undertaking").

6.	Term and Termination

6.1 The Company and the Executive shall each be entitled to terminate this Agreement, for any reason, by giving the other party hereto six (6) months of prior written notice of such termination (the "Notice Period").

6.2

During the Notice Period, the Executive shall be entitled to continue to receive all the compensation under Appendix A. Alternatively, the Company may, at any time during the Notice Period, terminate employer-employee relations immediately as long as Executive receives the equivalent payment of his Salary and payment of all the benefits detailed in Sections 5 and 6 of Appendix A and the employer's contribution under Sections 7 and 8 thereof, in each case, for the balance of the Notice Period.

6.3 Notwithstanding the foregoing, the Company may terminate the Executive’s employment at any time immediately (and without prior notice) for Cause (as defined below). Should the termination of employment be for Cause, the Company will be entitled to withhold from, and will not be required to pay, the Executive any payments (including, without limitation, severance pay, bonuses etc.) to the fullest extent permitted by law.

6.4

Notwithstanding anything to the contrary contained herein, in the event that the Executive's employment is terminated by the Company without Cause, or the Executive resigns for Good Reason (as defined below), within two (2) months before, or twelve (12) months following, the date of a Change of Control (as defined below), Executive shall be entitled to the following:

(a)	The term Notice Period shall mean twelve (12) months (rather than six months); and

(b)

All the Options to purchase common stock of the Company granted to the Executive under Appendix A shall be accelerated and will become fully vested and exercisable (or payable) as of the date of the Change of Control (in case the termination or resignation occurred prior to or at the date of Change of Control) or as of the termination date (in case the termination or resignation occurred after the date of Change of Control).

6.5

It is hereby clarified that, upon termination, the Executive shall have no right for a lien on any of the Company’s assets, equipment or any other material, including information or Confidential Information as defined in Appendix B (together, the “Company Equipment”) and Executive shall return to the Company all of the Company Equipment in its possession no later than the day of termination of employee-employer relationship.

7.	Prevention of Sexual Harassment

The Executive acknowledges that the Subsidiary is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 1998, and that sexual harassment is a severe disciplinary offence.

8.	Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth above or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

9.	Indemnification and Insurance

In connection with the Executive’s services hereunder, the Executive shall receive an indemnity agreement, substantially in the form of Appendix C hereto, and shall be entitled to benefit from any director and officer liability insurance coverage policy carried by the Company (currently, as part of OIL's insurance policy, in the form of Appendix D hereto). In addition, subject to the necessary corporate approvals of OIL, the Company shall use reasonable efforts to cause OIL to provide Executive, if and to the extent he becomes the CEO thereof, with the indemnification agreement at least as favorable as those provided to other senior executive officers and directors of OIL.

10.	Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10:

(a)

"affiliate" means, with respect to any specific entity or person, any other entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity or person.

(b)

“Cause” means the termination of the Executive's employment by the Company for (i) any of the reasons mentioned in Sections 16-17 to the Severance Pay Law, (ii) conviction of any felony involving moral turpitude or affecting the Company or its affiliates (including a plea of guilty or no contest); (iii) conviction for the embezzlement of funds of the Company or its affiliates or an attempt to do so; (iv) conduct by Executive that constitutes gross misconduct or gross neglect of his duties to the Company or its affiliates, as well as any breach of the Executive's fiduciary duties to the Company or its affiliates; and (v) breached any material term of this Agreement (including the IP Undertaking)); provided such breach was not cured (if capable of being cured) by Executive within 14 days following written notice thereof.

(c)

“Change of Control” means the consummation of any of the following events, in a single transaction or in a series of related transactions: (i) the acquisition of the Company by another person(s) or entity by means of a merger, reorganization, consolidation, or similar event in which such person(s) or entity, who is not an affiliate of the Company's controlling stockholders, as constituted immediately prior to such acquisition, will hold, immediately after such acquisition, more than 50% of the outstanding voting power of the Company, the acquiring, resulting or surviving corporation; (ii) any transaction in which control of the Company is transferred to another person(s) or entity, who is not affiliated with any of the Company’s current controlling stockholders; (iii) the sale of all or substantially all of the assets of the Company (on a consolidated basis) to another entity (except an entity who is a member of the Group or any other person(s) or entity who is affiliated with any of the Company’s current controlling stockholders), or (iv) for as long as OIL controls the Company, a transaction in which control of OIL is transferred (whether by way of sale of shares of OIL or an acquisition of OIL by way of merger, reorganization, consolidation, or similar event) to another person or entity who is not affiliated with any of OIL’s current controlling shareholders. Notwithstanding the foregoing, the term Change of Control shall not include any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of the Company and/or the Group that does not involve the acquisition of control by a third party not affiliated with the Group, such as a change in the state of the Company’s incorporation and/or acquisition by the Company of its own shares from any person, including OIL.

(d)

"control" (including the terms controlling, controlled by and under common control with) means the ownership of more than 50% of the voting power of an entity and/or the ability to appoint a majority of the directors of an entity, whether through the ownership of voting securities, by contract, or otherwise.

(e)

“Good Reason” means (i) a reduction in Salary or diminution of Executive's annual bonus opportunity; (ii) diminution in authority, responsibilities or duties of Executive; (iii) diminution in the budget over which the Executive has authority; (iv) adverse change in reporting responsibilities of the Executive; (v) relocation of the Executive's main office; and (vi) any other breach of this Agreement. The Executive must provide written notice to the Company of the existence of the condition constituting the Good Reason and, if the condition is capable of being cured, the Company will then have 14 days from receipt of such notice during which the Company may remedy the condition.

(f)	"Group" means the Company its subsidiaries and affiliates (including OIL and its subsidiaries and affiliates).

(g)	"OIL" means Ormat Industries Ltd., an Israeli company traded on the Tel Aviv Stock Exchange.

(h)	"Severance Pay Law" means the Severance Pay Law, 1963.

11.	Miscellaneous.

(a)	This Agreement constitutes also a notice regarding terms of employment according to Notice to Employee (Terms of Employment) Law, 2002.

(b)

This Agreement and all Appendixes attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by all parties.

(c)	At Executive's request, the parties hereby agree that this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

(d)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(e)

Any delay or waiver of the Company or Subsidiary to enforce their rights in case of violation by the Executive of his obligations under this Agreement will not prevent them from enforcing their rights or requiring the Executive to perform his obligation.

(f)

Executive undertakes to be available to the Company and Subsidiary after the term of his employment, for the purpose of providing information related to his employment period, or to his activities during such period, including, if requested by the Company or Subsidiary, appearance before any court or another authority. The Company and Subsidiary will cover all reasonable costs incurred by Executive in connection with fulfillment of his obligation under this clause.

(g)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)

This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed effective as of the Effective Date.

ORMAT TECHNOLOGIES, INC.

By: /s/ Gillon Beck	By: /s/ Yehudit Bronicki
Name: Gillon Beck	Yehudit Bronicki
Title: Chairman of the Board of Directors	Chief Executive Officer

ORMAT SYSTEMS LTD.

By: /s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Chief Executive Officer

EXECUTIVE:

ISAAC ANGEL

By: /s/ Isaac Angel

List of Appendixes:

Appendix A – Compensation

Appendix B – IP Undertaking

Appendix C - Form of Company's Indemnity Agreement

Appendix D - Director and Officer Liability Insurance Policy (as currently in effect)

Appendix E-1 – 2012 Incentive Compensation Plan (including Annex A thereto)

Appendix E-2 - Stock Option Agreement

Appendix F – Leased Car Program

Appendix G - Section 14 of the Severance Pay Law

[Signature Page to Employment Agreement]

APPENDIX A

COMPENSATION

1.	Salary

1.1.	The Executive shall be entitled to a salary of One Hundred Thirty Five Thousand NIS (135,000) (gross) per month (the "Base Salary").

1.2.	The Base Salary shall be payable monthly until the 9th day of each month.

1.3.

The Base Salary shall be updated in accordance with the changes in the Israeli cost of living index as follows: Base index is the index known on the month the employment has started. Adjustments will be done monthly. If there is a reduction in the index, the salary will not be reduced, but no increases will be granted until the index reaches the level prior to the reduction.

2.	Fringe Benefits

The Executive shall be entitled to the following benefits, in addition to the Base Salary:

2.1.	Sick Leave

The Executive shall be entitled to sick leave pursuant to the Sick Pay Law up to 90 days . For the sake of clarity, there shall be no redemption of sick days.

2.2.	Vacation

The Executive shall be entitled to 24 working days' vacation in each calendar year. The Executive shall be entitled to accumulate the unused balance of his vacation days up to a maximum of 50 days (the “Maximum”). The Executive shall be entitled to redeem the unused vacation days up to the Maximum upon termination of employment.

2.3.	Recuperation Payments

The Executive shall be entitled to receive recuperation payments (D’may Havra’ah) of 10 days per year after completion of his first year of employment.

3.	Stock Options

3.1.	Initial Option Grant: Executive will be granted upon the Commencement Date stock options exercisable into One Hundred Thousand (100,000) shares of common stock of the Company.

3.2.	Second Option Grant: Executive will be granted upon the Commencement Date stock options exercisable into Three Hundred Thousand (300,000) shares of common stock of the Company.

3.3.

The stock options will be granted under the terms of the Incentive Compensation Plan, a copy of which (before the contemplated amendment thereto) is attached as Appendix E-1 and the related Stock Option Agreements, substantially in the form of Appendix E-2, and shall have an exercise price equal to the closing sale price of the shares in the NYSE on the closing of the trading on the applicable date of grant.

3.4.	The Initial Option Grant will be available for exercise and become fully vested 7 years following the Commencement Date.

3.5.	The Second Option Grant will be available for exercise in the following manner:

●	One quarter (25%) shall vest 2 years following the Commencement Date;

●	One quarter (25%) shall vest 3 years following the Commencement Date;

●	One quarter (25%) shall vest 4 years following the Commencement Date; and

●	One quarter (25%) shall vest 5 years following the Commencement Date.

3.6.

Options outstanding and which have not been exercised within (i) 7.5 years following the grant date in the case of the Initial Option Grant, and (ii) 6 years following the grant date in the case of the Second Option Grant, shall expire.

3.7.

Notwithstanding anything to the contrary hereunder, the Second Option Grant shall not be exercisable at any time before the GM and shall be void, ab initio, if Shareholder Approval is not obtained at the GM.

4.	Bonuses

4.1

If the Company's annual consolidated net income ("Annual Profits") are above $20 million, as determined pursuant to the Company's financial statements, Executive will be entitled to receive an annual bonus (the "Annual Bonus") equal to (a) 0.75% for Annual Profits of up to $50 million (inclusive), and (b) 1.00% for the portion of the Annual Profits, if any, that is above $50 million; provided that, in any event, the Annual Bonus shall not exceed $750,000.

4.2	The Annual Bonus shall be paid within 45 days of approval of the Company's annual financial statements by the Board.

4.3

For the avoidance of any doubt it is hereby clarified that the Annual Bonus shall not constitute a part of the Salary for any purpose whatsoever, including for the purpose of the calculation of the Executive’s severance pay, to the extent such payment is applicable.

4.4

In the event of termination of employment during any fiscal year of the Company, Executive shall be entitled to receive a pro rata portion of the Annual Bonus (to which he would otherwise be entitled had he been employed throughout that full fiscal year) based on the number of months during which he was employed in such fiscal year. Payment of such portion of the Annual Bonus shall be made in accordance with clause 4.2 above.

5.	Company Car

5.1.

The Executive shall be entitled to receive a leased car equivalent to other executives’ cars in similar positions (the “Car”). The Subsidiary shall bear all expenses related to the Car as detailed in Appendix F. The Executive shall bear payments of all tax obligation related to the Car. For avoidance of any doubt, the Subsidiary's payment of all fuel expenses relating to the Car shall be in lieu of traveling expenses as required by applicable law. The current procedure related to the leased Car is described in Appendix F, attached hereto.

5.2.	The Executive shall not have any lien right in the Car or in any document or property relating thereto.

6.	Cell Phone and Internet connection

6.1.

During the Executive's employment with the Subsidiary, the Executive shall be entitled to a cellular phone, all expenses related to use and maintenance of the phone shall be paid by the Subsidiary; provided however, that any personal usage of the cellular phone by the Executive shall be done reasonably and in accordance with the Subsidiary's policy. At the end of the Executive’s employment hereunder, the Executive shall return the cellular phone to the Subsidiary (together with any other equipment provided to the Executive). The Executive shall bear all tax obligations related to the cellular phone and the Subsidiary shall be entitled to deduct such costs and expenses from the Base Salary.

6.2.	The Subsidiary will pay for installation of an internet line in Executive’s home, and pay the monthly cost of such line.

7.	Manager Insurance/Pension

7.1.	The Subsidiary provides the Executive with certain benefit plans, Managers' Insurance (the "Policy") and/or Pension Fund (the "Pension Fund"), all accordance to the choice of the Executive. For the avoidance of doubt, in the event the Executive chooses to combine plans, the contributions percentages will relate to such portion of the Base Salary which the Executive has allocated towards each benefit plan as follows:

7.1.1.

The Subsidiary shall pay into the Policy the following percentage of the Base Salary: 8.33% for severance compensation and 5% for pension compensation (which shall be 6% if made to a Pension Fund) ("Tagmulim"). In addition, the Subsidiary shall deduct 5% (which shall be 5.5% if made to a Pension Fund) and transfer that amount to the Policy (or to the Pension Fund). In addition, the Subsidiary shall obtain disability insurance, which may be included within the Policy, for the exclusive benefit of the Executive. The Subsidiary shall contribute in respect of such disability insurance an amount up to 2.5% of the Base Salary to guarantee 75% of the Executive's Base Salary, the lower of the two.

7.2.

Subsidiary hereby forfeits any right it may have in the reimbursement of sums paid hereunder into the above mentioned Manager’s Insurance Policy/Pension Fund, except in the event: (i) that Executive withdraws such sums from the Manager’s Insurance Policy/Pension Fund, other than in the event of death, disability or retirement at the age of 60 or more; and/or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law.

7.3.

Subsidiary and Executive, respectively, declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of Section 14 of the Severance Pay Law, attached hereto as Appendix G.

7.4.	Executive will be entitled to receive all sums available in the Managers’ Insurance policy/Pension Fund, in case of termination of this Agreement for any reason other than termination for Cause.

8.	Education Fund Contributions (Keren Hishtalmut)

8.1.

The Subsidiary shall pay a sum equal to 7.5% of the Executive’s Base Salary, up to the maximum salary amount exempt from income tax, and shall deduct 2.5% from the Executive’s Base Salary toward a further education fund as recognized by the Israeli income tax authorities (the “Fund”).

8.2.	The Fund (with regard to amounts contributed by the Company) shall be transferred to the Executive, subject to any applicable law, upon the termination of the Executive’s employment.

9.	Reimbursement of expenses

9.1.	Reimbursement of business expenses will be done in accordance with the Company's procedures.

9.2.	The Subsidiary will cover an annual checkup at a medical center (Seker Refui) (but not any additional tests or treatment).

10.	Payments; Taxes

10.1

For the sake of clarity, all figures for amounts payable hereunder to Executive are stated in gross amounts. Unless otherwise specifically stated herein, the Company and the Subsidiary, as applicable, shall be entitled to withhold or charge the Executive with all taxes and other compulsory payments as required under applicable law in respect of, or resulting from, the compensation paid to or received by him and in respect of all the benefits that the Executive is or may be entitled to hereunder.

10.2	Any amounts payable hereunder to Executive that are stated in US dollars, shall be payable to him in New Israeli Shekels in accordance with the exchange rate last reported by the Bank of Israel immediately prior to the actual payment date.

[signature page follows]

Acknowledged and Agreed:

ORMAT TECHNOLOGIES, INC.

By: /s/ Gillon Beck	By: /s/ Yehudit Bronicki
Name: Gillon Beck	Yehudit Bronicki
Title: Chairman of the Board of Directors	Chief Executive Officer

ORMAT SYSTEMS LTD.

By: /s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Chief Executive Officer

EXECUTIVE:

ISAAC ANGEL

By: /s/ Isaac Angel

 [Signature Page to Appendix A of Employment Agreement]

APPENDIX B

UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of the 11th day of February 2014, by and between Ormat Systems Ltd., an Israeli limited liability company with offices at 1 Syzdlowski Road, Yavne, Israel (the "Company"), and Isaac Angel, ID Number 012735478, residing at 2A Zahal Street, Tel Aviv, Israel (the "Executive").

WHEREAS, the Executive wishes to be employed as CEO by the Company and its parent company; and

WHEREAS, the Company and its parent company wishes to employ the Executive, subject to his executing this Undertaking in their favor.

NOW, THEREFORE,     the Executive undertakes and warrants towards the Company as follows:

1.	Confidential Information

1.1.

The Executive acknowledges that he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its parent and affiliated companies, and that he will have access to technology regarding the product research and development, patents, copyrights, customers (including customer lists), marketing plans, strategies, forecasts, trade secrets, test results, formulae, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Company and any of its parent, subsidiary and affiliated companies. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2.

During the term of his employment or at any time after termination thereof for any reason, the Executive shall not disclose, without the prior consent of the Company, to any person or entity any Proprietary Information, whether oral or in writing or in any other form, obtained by the Executive while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Company’s business, the methods and results of the Company’s research, technical or financial information, employment terms and conditions of the Executive and other Company employees or any other information or data relating to the business of the Company or any information with respect to any of the Company’s customers), other than disclosure made as part of Executive's performance of his duties under the Employment Agreement and for the benefit of the Company.

1.3.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Executive.

1.4.

The Executive agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Executive while in the employ of the Company, concerning any phase of the Company’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Executive to the Company upon termination of the Executive’s employment or at any earlier or other time at the request of the Company, without the Executive retaining any copies thereof.

2.	Unfair Competition and Solicitation

2.1.

The Executive acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Company’s Proprietary Information, its property (including intellectual property) and its goodwill (the “Company’s IP”). The Executive further acknowledges that he has carefully reviewed the provisions of this Undertaking, he fully understands the consequences thereof and he has assessed the respective advantages and disadvantages to him of entering into this Undertaking.

2.2.	In light of the above provisions, the Executive undertakes:

2.2.1.

That during the term of his employment in the Company (including his Notice Period) and for a period of two years thereafter, he shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s IP; provided that the foregoing shall not restrict Executive from making passive equity investments of up to 5% of outstanding shares or voting power of any private entity (2.5% in a public entity).

2.2.2.

That for two years following the term of his employment, not to induce any employee of the Company or of any of its, parent subsidiary or affiliated companies to terminate such employee’s employment therewith.

2.2.3.

That for two years following the term of his employment, not, directly or indirectly, to solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person's engagement with the Company.

3.	Ownership of Inventions

3.1.

The Executive will notify, disclose and deliver to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, invented in his capacity as an employee of the Company, and other inventions relating to the Company's Field of Business (as defined below) whether or not patentable, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the Executive’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable. In the event that the Executive, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Executive shall notify the Company of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

For the purposes of this Agreement, the term "Company's Field of Business" shall be the field of development, manufacturing, construction, ownership and operation of renewable energy power generation projects. The Executive shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Executive while in the employ of the Company.

In addition the Executive will notify and disclose to the Company, or any persons designated by it, any and all Inventions made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the Executive’s employment with the Company (including after hours, on weekends or during vacation time) immediately upon discovery, receipt or invention as applicable. In the event that the Executive, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Executive shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

3.2.

Notwithstanding the aforesaid, the Inventions shall not include information which (A) is in the public domain, or has become publicly known and made generally available through no wrongful act of the Executive, or (B) reflects general skills and experience gained during the Executive’s employment by the Company, or (C) reflects information and data generally known within the industries or trades in the Company’s Field of Business.

3.3.

If any provision in this Undertaking is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, such provision shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable; failing which, that provision shall be severed and the remainder of this Undertaking will continue in full force and effect.

3.4.

For the removal of doubt, it is hereby clarified that the provisions contained in section will apply also to any "Service Inventions" relating to the Company's Field of Business as defined in the Israeli Patent Law, 1967 (the "Patent Law"). However, in no event will such Service Inventions become the property of the Executive and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. It is hereby clarified, that the Base Salary constitutes full and sole consideration for any and all Inventions or Service Inventions and that the Executive shall not be entitled to royalties or any other payment with regard to any Inventions or Service Inventions, including any commercialization of such Inventions or Service Inventions.

3.5.

Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Executive agrees that all the Inventions relating to the Company's Field of Business shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Executive hereby assigns to the Company any rights the Executive may have or acquire in such Inventions. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

3.6.

The Executive further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Executive will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

4.	General.

4.1.

The Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.2.

The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Executive for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Executive’s obligations and liabilities under any applicable law.

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Acknowledged and Agreed:

EXECUTIVE:

ISAAC ANGEL

By: /s/ Isaac Angel

[Signature Page to Appendix B of Employment Agreement]